Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Simon Bowman, ext. 3645	May 7, 2014
Shelly Oates, ext. 3202

AmeriGas Partners Reports Second Quarter Earnings, Increases Midpoint of Fiscal 2014 Guidance

VALLEY FORGE, Pa., May 7- AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners for the second quarter of fiscal 2014 ended March 31, 2014 of $240.1 million compared to $213.2 million for the same period last year. The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) increased to $331.2 million for the second quarter of 2014 compared to $309.0 million for the same period last year.

For the three months ended March 31, 2014, retail propane volumes sold were 474.9 million gallons compared with retail propane volumes of 464.4 million gallons in the prior-year period. Weather for the quarter was 8.1% colder than normal and 9.7% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration (“NOAA”).

Jerry E. Sheridan, chief executive officer of AmeriGas, said, “Operating conditions were particularly challenging during the quarter. Cold weather, unprecedented volatility in wholesale propane prices and numerous industry-wide supply issues challenged the eastern half of the country. Meanwhile, large parts of the Western U.S. experienced temperatures that were significantly warmer than normal. The advantages of our scale were clearly evident during the quarter as we were able to procure additional supply and redeploy our transportation assets and delivery resources to areas where they were needed most. Through the efforts of our dedicated and experienced workforce, we were able to overcome the challenging conditions and regional transportation bottlenecks to provide safe, reliable energy service to our customers during the critical winter months. Now that winter is behind us, we look forward to the beginning of another summer grilling season and turn our focus to ACE, our barbeque cylinder exchange program, which is currently available in over 47,000 locations nationwide.”

Sheridan continued, “With half of our fiscal year concluded, we remain confident that our team will continue to execute and achieve our goals. Assuming normal weather for the remainder of the year, we now anticipate Adjusted EBITDA for fiscal 2014 to be in the range of $660 million to $675 million. Additionally, I am pleased that our Board once again demonstrated its confidence in the business with its recent approval of a 5% increase in our quarterly distribution to an annualized rate of $3.52 per limited partner unit. This marks the tenth consecutive year of increases, during which time we have increased our distribution by 60%.”

Revenues for the quarter increased to $1.49 billion from $1.18 billion in the prior-year period, reflecting the higher average selling prices, largely due to higher propane product costs, and higher retail volumes sold. The average wholesale cost of propane at Mont Belvieu, Texas, for the current quarter was approximately 51% higher than the average cost in the same period last year. Total margin increased $44.3 million due to modestly higher average retail unit margins and the increase in retail volumes sold partially offset by lower ancillary sales and services margin.

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AmeriGas Partners Reports Second Quarter Earnings, Increases Midpoint of Fiscal 2014 Guidance

Operating and administrative expenses increased $16.0 million due to higher expenses associated with the higher retail volumes sold, higher uncollectible accounts expenses, and higher distribution costs caused by supply shortages in certain regions of the U.S. These higher distribution-related expenses were partially offset by synergies from the integration of Heritage Propane. Additionally, operating and administrative expenses in the prior-year three-month period include $5.4 million of transition expenses associated with the integration of Heritage Propane. Operating income increased $27.4 million primarily reflecting the higher total margin partially offset by higher operating and administrative expenses.

Adjusted EBITDA and total margin are non-GAAP financial measures. Adjusted EBITDA is defined herein as earnings before interest expense, income taxes, depreciation and amortization, and Heritage Propane acquisition and transition expenses. Total margin represents total revenues less total cost of sales. Management believes the presentation of these measures provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. These measures are not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P.  A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 2,500 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. Heritage ETC, L.P., an affiliate of Energy Transfer Partners, L.P. owns 14% of the Partnership and the public owns the remaining 60%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss first quarter earnings and other current activities at 9:00 AM ET on Thursday, May 8, 2014. Interested parties may listen to the audio webcast both live and in replay on the Internet at
http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on May 8 through 11:59 pm on May 15. The replay may be accessed at 1-855-859-2056, conference ID 22699403 and International access 1-404-537-3406, conference ID 22699403.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-04	###	5/7/14

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014	2013	2014	2013
Revenues:
Propane	$1,421,423	$1,098,382	$2,391,725	$1,895,441	$3,381,050	$2,853,025
Other	72,200	77,825	147,724	157,413	272,088	282,059
	1,493,623	1,176,207	2,539,449	2,052,854	3,653,138	3,135,084
Costs and expenses:
Cost of sales - propane	867,213	594,128	1,429,661	1,023,691	1,977,544	1,583,976
Cost of sales - other	18,255	18,282	38,514	40,803	86,190	86,428
Operating and administrative expenses	281,318	265,298	518,866	508,815	953,979	985,323
Depreciation	38,353	37,607	79,856	75,930	163,232	153,873
Amortization	10,804	11,022	21,623	22,050	43,138	44,250
Other income, net	(7,242)	(7,635)	(13,686)	(15,806)	(30,383)	(31,586)
	1,208,701	918,702	2,074,834	1,655,483	3,193,700	2,822,264
Operating income	284,922	257,505	464,615	397,371	459,438	312,820
Gain on extinguishments of debt	0	0	0	0	0	30
Interest expense	(42,046)	(41,776)	(83,636)	(82,972)	(166,096)	(164,035)
Income before income taxes	242,876	215,729	380,979	314,399	293,342	148,815
Income tax benefit (expense)	74	52	(1,357)	(575)	(2,453)	(1,292)
Net income	242,950	215,781	379,622	313,824	290,889	147,523
Deduct net income attributable to noncontrolling interest	(2,847)	(2,573)	(4,621)	(3,951)	(4,539)	(3,035)
Net income attributable to AmeriGas Partners, L.P.	$240,103	$213,208	$375,001	$309,873	$286,350	$144,488
General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$7,794	$6,384	$14,534	$11,603	$24,429	$18,449
Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$232,309	$206,824	$360,467	$298,270	$261,921	$126,039
Income per limited partner unit (a)
Basic	$1.71	$1.56	$2.85	$2.49	$2.81	$1.35
Diluted	$1.71	$1.56	$2.84	$2.49	$2.81	$1.35
Average limited partner units outstanding:
Basic	92,883	92,830	92,867	92,827	92,854	92,813
Diluted	92,934	92,895	92,940	92,901	92,932	92,882
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	474.9	464.4	849.0	815.1	1,279.1	1,222.3
Wholesale gallons sold (millions)	$35.3	$39.0	$72.8	$65.3	$109.3	$102.3
EBITDA (b)	$331,232	$303,561	$561,473	$491,400	$661,269	$507,938
Adjusted EBITDA (b)	$331,232	$308,957	$561,473	$502,284	$676,924	$553,124
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$16,653	$11,293	$30,391	$21,347	$60,531	$43,108
Transition capital related to Heritage integration	$—	$6,440	$—	$10,981	$9,394	$27,246
Growth capital expenditures	$11,087	$10,215	$20,618	$22,109	$37,705	$42,123

(a)
Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(b)
Earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States ("GAAP"). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership's operating performance with that of other companies within the propane industry, and (2) assess the Partnership's ability to meet loan covenants. The Partnership's definition of EBITDA may be different from those used by other companies.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods.

Management also uses EBITDA to assess the Partnership's profitability because its parent, UGI Corporation, uses the Partnership's EBITDA to assess the profitability of the Partnership, which is one of UGI Corporation's reportable segments. UGI Corporation discloses the Partnership's EBITDA in its disclosure about reportable segments as the profitability measure for its domestic propane segment. EBITDA in the twelve months ended March 31, 2014 includes transition expenses of $15,655 associated with the Heritage Propane acquisition. EBITDA in the three, six and twelve months ended March 31, 2013 includes acquisition and transition expense of $5,396, $10,884 and $45,216, respectively, associated with the Heritage Propane acquisition. EBITDA in the twelve months ended March 31, 2013 includes a pre-tax gain of $30 from extinguishments of debt.
The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014	2013	2014	2013
Net income attributable to AmeriGas Partners, L.P.	$240,103	$213,208	$375,001	$309,873	$286,350	$144,488
Income tax (benefit) expense	(74)	(52)	1,357	575	2,453	1,292
Interest expense	42,046	41,776	83,636	82,972	166,096	164,035
Depreciation	38,353	37,607	79,856	75,930	163,232	153,873
Amortization	10,804	11,022	21,623	22,050	43,138	44,250
EBITDA	$331,232	$303,561	$561,473	$491,400	$661,269	$507,938
Heritage Propane acquisition and transition expense	—	5,396	—	10,884	15,655	45,216
Gain on extinguishments of debt	—	—	—	—	—	(30)
Adjusted EBITDA (1)	$331,232	$308,957	$561,473	$502,284	$676,924	$553,124
The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted EBITDA for the fiscal year ending September 30, 2014:

Forecast Fiscal Year Ending September 30, 2014
Net income attributable to AmeriGas Partners, L.P. (estimate)	$295,000
Interest expense (estimate)	166,000
Income tax expense (estimate)	3,000
Depreciation (estimate)	160,000
Amortization (estimate)	43,000
EBITDA	$667,000

(1) Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners' EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

2